Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Blackstone Products, Inc. on Form S-4 of our report dated February 15, 2022 with respect to our audits of the consolidated financial statements of Cowell International Inc. as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

San Jose, CA

February 15, 2022